Exhibit 99.1

PRESS RELEASE
4/27/23
Carlisle Companies Reports First Quarter Results
SCOTTSDALE, ARIZONA, April 27, 2023 - Carlisle Companies Incorporated (NYSE:CSL) today announced its first quarter 2023 financial results.
•First quarter revenues of $1.2 billion, declined 21.2% year-over-year
•Reported first quarter GAAP Diluted EPS of $1.92 and Adjusted EPS of $2.57, down 39.7%
•Channel inventory destock and inclement weather continued to be headwinds
•Contractor end market demand remains robust
•Pricing remained strong with year-over-year improvements in all segments
•Repurchased 200 thousand shares for $50 million in the quarter
Comments from Chris Koch, Chair, President and Chief Executive Officer

"As expected and previously communicated, the first quarter of 2023 continued to reflect the destocking efforts by distributors and contractors in the building products industry. Additionally, inclement weather during the first quarter disrupted contractors' ability to complete jobs and better address pent-up demand.

Underlying demand in the non-residential construction markets remains strong, with secular positives such as growing demand for energy-efficient solutions for buildings and a multi-year backlog of re-roofing projects. We remain mindful of growing concerns over continued Fed interest rate hikes and the possibility of a recession in the back half of 2023. For CCM however, where approximately two-thirds of revenue is tied to non-discretionary re-roofing demand, we continue to expect healthy activity both for the remainder of this year and for the foreseeable future.

Notably, the anticipated seasonal ramp in construction activity for 2023 is underway, with sequentially improved orders and shipments in April. Given strong contractor backlogs, the visible pipeline is robust. The latest non-residential construction indicators such as the ABI, Dodge Momentum Index, and ABC Contractor Backlog continued to support our confidence in a solid demand backdrop this year. Additionally, constrained labor markets continue to limit contractors' ability to service and complete the backlog and growing demand for the market's energy-efficient building envelope solutions. As a result, backlogs continue to be strong, new products that remove labor from the job site are desired, and the value brought to the contractor through the Carlisle Experience continues to be in high demand.

I am pleased our teams remain committed to delivering on Vision 2025, which includes meeting the needs of our end users, distributors and contractors by providing industry-leading, energy-efficient solutions with the highest quality standards. We also remain committed to and are increasing investment in innovation that addresses contractor labor constraints that pressure their ability to service current demand effectively and cost efficiently. Recent product launches that reduce installation times for our customers include our 16-foot TPO product (fewer seams), our ReadyFlash technology (improves flash-off time), and our Self-Adhering technology on 12' and 16' TPO. We aim to be our customers' manufacturer of choice, competing on and earning a fair price for the value we create. We are excited about our product launches this year that demonstrate both our commitment to helping facilitate ease of installation as well as to meeting the growing demand for "circular" products. As a reminder, circular products reduce waste to a minimum by being productively used and reused, as opposed to a single use product ultimately destined for the landfill.

Several months after announcing our commitment to achieve Net-Zero greenhouse gas (GHG)

emissions across our entire value chain by 2050, we continue to take important steps towards achieving this ambitious goal. For example, we have committed to purchasing several million pounds of bio-MDI and bio-polyol, to test and develop bio-based raw materials into our production. We've also replaced approximately 25% of our sourced prime carbon black in certain products with recycled material. We are piloting end-of-life management of tear-off EPDM where we collect and process it into consumer rubber products. These steps all further our progress towards our Sustainability mission that is built on 1) improving the energy efficiency of buildings, 2) reducing emissions in our value stream, and 3) reducing the volume of construction materials in landfills.

Finally, I want to thank all our employees for their unrelenting focus on delivering value to all our customers and channel partners. We rely on our accomplished teams to provide Carlisle with the competitive advantages necessary to navigate this increasingly complex operating environment.

We remain confident in our ability to execute throughout all segments, with improving momentum in CCM's orders entering the spring/summer construction season, and with CWT, CIT and CFT all tracking on plan for 2023 with upside potential."

First Quarter 2023
Revenue for the first quarter of $1.2 billion decreased 21.2% year-over-year. Organic revenue decreased 20.6% (organic revenue defined as revenue excluding acquired revenues within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Changes in foreign exchange rates had a negative 0.6% impact on revenues.
Operating income for the first quarter of $141.0 million decreased 49.2% from $277.3 million in the first quarter of 2022. Income from continuing operations for the first quarter of $99.6 million decreased 48.7% from $194.3 million in the first quarter of 2022. Adjusted EBITDA for the first quarter of $213.8 million decreased 38.0% from $344.8 million in the first quarter of 2022.
Diluted earnings per share (EPS) for the first quarter of $1.92 decreased 47.7% from $3.67 in the first quarter of 2022. Adjusted diluted EPS for the first quarter of $2.57 decreased 39.7% from $4.26 in the first quarter of 2022. The decrease in EPS reflects impact from lower volumes in our building products businesses, partially offset by positive pricing across all segments, positive leverage at CIT and CFT, and share repurchases.
First Quarter 2023 Segment Highlights
Carlisle Construction Materials (CCM)
•Revenue of $576.0 million, down 34.6% (-34.2% organic) year-over-year, was due to lower volumes as distributors and contractors continue to normalize inventory levels prolonged by weather conditions, partially offset by price realization.
•Operating income was $122.4 million, down 53.1% year-over-year. Adjusted EBITDA was $136.8 million, down 50.3% year-over-year, reflecting an adjusted EBITDA margin of 23.8%, which was impacted by lower volumes and unfavorable product mix, partially offset by positive pricing and savings from the Carlisle Operating System (COS).
•We now expect full year 2023 sales to decrease high-single-digits year-over-year.
Carlisle Weatherproofing Technologies (CWT)
•Revenue of $316.6 million, down 11.8% (-11.3% organic) year-over-year, was due to residential demand weakness and unfavorable impact of foreign exchange rates, partially offset by retail strength and price realization.
•Operating income was $24.1 million, down 35.7% year-over-year. Adjusted EBITDA was $53.9 million, down 14.6% year-over-year reflecting an adjusted EBITDA margin of 17.0%, which was negatively impacted by volumes in residential-related businesses, unfavorable mix and raw material and wage inflation, partially offset by positive pricing and savings from COS.

•We continue to expect full year 2023 sales to decrease low-double-digits year-over-year.
Carlisle Interconnect Technologies (CIT)
•Revenue of $213.5 million, up 15.4% (+15.7% organic) year-over-year, was driven by continued strengthening in the aerospace end market.
•Operating income was $10.9 million and adjusted EBITDA was $30.5 million, up 65.8% year-over-year reflecting an adjusted EBITDA margin of 14.3%, which was favorably impacted by higher volumes, positive pricing, and savings from COS, partially offset by wage inflation.
•We continue to expect full year 2023 sales to increase high-single-digits year-over-year.
Carlisle Fluid Technologies (CFT)
•Revenue of $72.7 million, up 2.3% (+6.5% organic) year-over-year, reflected higher volumes and positive pricing, partially offset by unfavorable impact from changes in foreign exchange rates.
•Operating income was $10.7 million up 123% year-over-year. Adjusted EBITDA was $15.9 million, up 51.4% year-over-year reflecting an adjusted EBITDA margin of 21.9%, which was positively impacted by price realization and savings from COS, partially offset by wage inflation.
•We continue to expect full year 2023 sales to increase high-single-digits year-over-year.
Cash Flow
Operating cash flow from continuing operations for three months ended March 31, 2023, was $147.5 million, an increase of $102.5 million versus the prior year. Free cash flow from continuing operations was $107.3 million, an increase of $93.4 million versus the prior year (defined as cash provided by operating activities less capital expenditures, and comprised of continuing operations). This increase was driven by a reduction in accounts receivable and inventory due to lower sales volume, partially offset by lower income from continuing operations year-over-year and reductions in accrued expenses.
During three months ended March 31, 2023, we deployed $50.0 million toward share repurchases and paid $38.9 million in cash dividends. As of March 31, 2023, we had 3.2 million shares available for repurchase under our share repurchase program. Additionally, as of March 31, 2023, we had $423.9 million of cash and cash equivalents and $1.0 billion of availability under our revolving credit facility.
Conference Call and Webcast
Carlisle will discuss first quarter 2023 results on a conference call at 5:00 p.m. ET today. The call can be accessed via webcast, along with related materials, at www.carlisle.com/investors/events-and-presentations and via telephone as follows:
Domestic toll free: 833-470-1428
International: +1 929-526-1599
Conference ID: 133621
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally use words such as "expect," "foresee," "anticipate," "believe," "project," "should," "estimate," "will," "plans," "intends," "forecast," and similar expressions, and reflect our expectations concerning the future. Such statements are made based on known events and circumstances at the time of publication and, as such, are subject in the future to unforeseen risks and uncertainties. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs that cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; the ability to meet our goals relating to our intended reduction of greenhouse gas emissions, including our net zero commitments; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the identification of strategic acquisition targets and our successful completion of any transaction and integration of our strategic acquisitions; our successful completion of strategic dispositions; the cyclical nature of our businesses; the impact of information technology, cybersecurity or data security breaches at our businesses or third parties; the outcome of pending and future litigation and governmental proceedings; the emergence or continuation of widespread health emergencies such as the COVID-19 pandemic, including, for example, expectations regarding their impact on our businesses, including on customer demand, supply chains and distribution systems, production, our ability to maintain appropriate labor levels, our ability to ship products to our customers, our future results, or our full-year financial outlook; and the other factors discussed in the reports we file with or furnish to the Securities and Exchange Commission from time to time. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets and general domestic and international economic conditions, including inflation and interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena, including the Russian invasion of Ukraine, may adversely affect general market conditions and our future performance. Any forward-looking statement speaks only as of the date on which that statement is made, and we undertake no duty to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.
Non-GAAP Disclosure
Carlisle reports its financial results in accordance with the U.S. generally accepted accounting principles (GAAP). This press release also contains certain financial measures such as adjusted diluted EPS, adjusted EBITDA, adjusted EBITDA margin, organic revenue and free cash flow that are not recognized under GAAP. Management believes that adjusted diluted EPS, adjusted EBITDA, adjusted EBITDA margin and organic revenue are useful to investors because they allow for comparison to Carlisle’s and its segments' performance in prior periods without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. Management also believes free cash flow is useful to investors as an additional way of viewing Carlisle's liquidity and provides a more complete understanding of factors and trends affecting Carlisle's cash flows. As a result, management believes that these measures enhance the ability of investors to analyze trends in Carlisle’s businesses and evaluate Carlisle’s performance relative to similarly-situated companies. Reconciliations of these measures to amounts reported in Carlisle's consolidated financial statements are in the supplemental schedules of this press release.

About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and solutions for more energy efficient buildings. Through its building products businesses – Construction Materials (CCM) and Weatherproofing Technologies (CWT) – and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle is also a leading provider of products to the Aerospace, Medical Technologies and General Industrial markets through its Interconnect Technologies (CIT) and Fluid Technologies (CFT) business segments. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System (COS), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.

CONTACT:	Jim Giannakouros, CFA
Vice President, Investor Relations
(480) 781-5135
jgiannakouros@carlisle.com

* EPS referenced in this release is from continuing operations unless otherwise noted.

Carlisle Companies Incorporated
Unaudited Consolidated Statements of Income

	Three Months Ended March 31,
(in millions, except per share amounts)	2023	2022
Revenues	$1,178.8	$1,496.3

Cost of goods sold	832.1	1,005.4
Selling and administrative expenses	188.6	203.0
Research and development expenses	15.5	12.3
Other operating expense (income), net	1.6	(1.7)
Operating income	141.0	277.3
Interest expense, net	18.8	22.6
Interest income	(4.6)	(0.2)
Other non-operating (income) expense, net	(1.2)	0.1
Income from continuing operations before income taxes	128.0	254.8
Provision for income taxes	28.4	60.5
Income from continuing operations	99.6	194.3

Discontinued operations:
Income (loss) before income taxes	0.6	(0.7)
Benefit from income taxes	(1.5)	—
Income (loss) income from discontinued operations	2.1	(0.7)
Net income	$101.7	$193.6

Basic earnings per share attributable to common shares:
Income from continuing operations	$1.95	$3.72
Income (loss) from discontinued operations	0.04	(0.01)
Basic earnings per share	$1.99	$3.71

Diluted earnings per share attributable to common shares:
Income from continuing operations	$1.92	$3.67
Income (loss) from discontinued operations	0.04	(0.01)
Diluted earnings per share	$1.96	$3.66

Average shares outstanding:
Basic	51.1	52.1
Diluted	51.7	52.9

Dividends declared and paid per share	$0.75	$0.54

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Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in millions)	2023	2022
Net cash provided by operating activities	$149.6	$44.3

Investing activities:
Capital expenditures	(40.2)	(31.1)
Proceeds from sale of discontinued operation, net of cash disposed	—	125.0
Acquisitions, net of cash acquired	—	(24.7)
Investment in securities	0.5	10.3
Other investing activities, net	8.0	1.7
Net cash (used in) provided by investing activities	(31.7)	81.2

Financing activities:
Repurchases of common stock	(50.0)	(125.0)
Dividends paid	(38.9)	(28.7)
Proceeds from exercise of stock options	4.8	7.7
Withholding tax paid related to stock-based compensation	(9.9)	(12.0)
Other financing activities, net	(0.8)	(0.8)
Net cash used in financing activities	(94.8)	(158.8)

Effect of foreign currency exchange rate changes on cash and cash equivalents	0.8	0.6

Change in cash and cash equivalents	23.9	(32.7)
Cash and cash equivalents at beginning of period	400.0	324.4
Cash and cash equivalents at end of period	$423.9	$291.7

Carlisle Companies Incorporated
Unaudited Selected Consolidated Balance Sheet Data

(in millions)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$423.9	$400.0
Long-term debt, including current portion	2,583.9	2,583.3
Total stockholders' equity	3,058.3	3,024.4

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Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Organic Revenue
Organic revenue (defined as revenue excluding acquired revenues within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar) is intended to provide investors and others with information about Carlisle's and its segments' recurring operating performance. This information differs from revenue determined in accordance with accounting principles generally accepted in the United States of America ("GAAP") and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's and its segments' organic revenue follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions, except percentages)	CSL		CCM		CWT		CIT		CFT
2022 Revenues (GAAP)	$1,496.3		$881.1		$359.1		$185.0		$71.1
Organic (volume/price)	(308.7)	(20.6)%	(301.7)	(34.2)%	(40.6)	(11.3)%	29.0	15.7%	4.6	6.5%
Acquisitions	—	—%	—	—%	—	—%	—	—%	—	—%
FX impact	(8.8)	(0.6)%	(3.4)	(0.4)%	(1.9)	(0.5)%	(0.5)	(0.3)%	(3.0)	(4.2)%
Total change	(317.5)	(21.2)%	(305.1)	(34.6)%	(42.5)	(11.8)%	28.5	15.4%	1.6	2.3%
2023 Revenues (GAAP)	$1,178.8		$576.0		$316.6		$213.5		$72.7
Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Free Cash Flow
Free cash flow is intended to provide investors and others with information about Carlisle's liquidity and provides a more complete understanding of factors and trends affecting the Company's cash flows. This information differs from operating cash flow determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's free cash flow follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions)	2023	2022
Operating cash flow (GAAP)	$149.6	$44.3
Less: operating cash flow from discontinued operations	2.1	(0.7)
Operating cash flow from continuing operations	$147.5	$45.0

Capital expenditures (GAAP)	$(40.2)	$(31.1)
Less: capital expenditures from discontinued operations	—	—
Capital expenditures from continuing operations	$(40.2)	$(31.1)

Operating cash flow from continuing operations	$147.5	$45.0
Capital expenditures from continuing operations	(40.2)	(31.1)
Free cash flow from continuing operations	$107.3	$13.9

III

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin
Earnings before interest and taxes ("EBIT"), adjusted EBIT, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA margin are intended to provide investors and others with information about the Company's and its segments' performance without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. As a result, management believes that these measures enhance the ability of investors to analyze trends in the Company’s businesses and evaluate the Company’s performance relative to similarly-situated companies. This information differs from net income and operating income determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's and its segments' EBIT, adjusted EBIT, adjusted EBITDA and adjusted EBITDA margin follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions, except percentages)	2023	2022
Net income (GAAP)	$101.7	$193.6
Less: income (loss) from discontinued operations (GAAP)	2.1	(0.7)
Income from continuing operations (GAAP)	99.6	194.3
Provision for income taxes	28.4	60.5
Interest expense, net	18.8	22.6
Interest income	(4.6)	(0.2)
EBIT	142.2	277.2
Exit and disposal, and facility rationalization costs	4.7	2.1
Inventory step-up amortization and transaction costs	1.6	—
Impairment charges	0.9	0.2
Losses from acquisitions and disposals	4.0	0.3
Losses from insurance	—	0.3
Gains from litigation	(0.1)	—
Total non-comparable items	11.1	2.9
Adjusted EBIT	153.3	280.1
Depreciation	23.3	24.0
Amortization	37.2	40.7
Adjusted EBITDA	$213.8	$344.8
Divided by:
Total revenues	$1,178.8	$1,496.3
Adjusted EBITDA margin	18.1%	23.0%

IV

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended March 31, 2023
(in millions, except percentages)	CCM	CWT	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$122.4	$24.1	$10.9	$10.7	$(27.1)
Non-operating income, net(1)	(0.1)	(0.2)	(0.1)	—	(0.8)
EBIT	122.5	24.3	11.0	10.7	(26.3)
Exit and disposal, and facility rationalization costs	0.1	2.2	2.2	0.2	—
Inventory step-up amortization and transaction costs	—	—	—	—	1.6
Impairment charges	—	0.9	—	—	—
(Gains) losses from acquisitions and disposals	(0.2)	4.1	0.1	—	—
Losses (gains) from litigation	—	—	0.1	—	(0.2)
Total non-comparable items	(0.1)	7.2	2.4	0.2	1.4
Adjusted EBIT	122.4	31.5	13.4	10.9	(24.9)
Depreciation	10.3	4.8	5.9	1.3	1.0
Amortization	4.1	17.6	11.2	3.7	0.6
Adjusted EBITDA	$136.8	$53.9	$30.5	$15.9	$(23.3)
Divided by:
Total revenues	$576.0	$316.6	$213.5	$72.7	$—
Adjusted EBITDA margin	23.8%	17.0%	14.3%	21.9%	NM
(1)Includes other non-operating (income) expense, net, which may be presented in separate line items on the unaudited Consolidated Statements of Income.

	Three Months Ended March 31, 2022
(in millions, except percentages)	CCM	CWT	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$261.1	$37.5	$(2.5)	$4.8	$(23.6)
Non-operating expense (income), net(1)	—	0.1	(0.5)	0.1	0.4
EBIT	261.1	37.4	(2.0)	4.7	(24.0)
Exit and disposal, and facility rationalization costs	—	0.1	2.0	—	—
Inventory step-up amortization and transaction costs	—	(0.1)	—	—	0.1
Impairment charges	—	0.2	—	—	—
Losses from acquisitions and disposals	—	—	0.2	0.1	—
Losses from insurance	—	0.3	—	—	—
Total non-comparable items	—	0.5	2.2	0.1	0.1
Adjusted EBIT	261.1	37.9	0.2	4.8	(23.9)
Depreciation	9.2	6.3	6.1	1.5	0.9
Amortization	5.0	18.9	12.1	4.2	0.5
Adjusted EBITDA	$275.3	$63.1	$18.4	$10.5	$(22.5)
Divided by:
Total revenues	$881.1	$359.1	$185.0	$71.1	$—
Adjusted EBITDA margin	31.2%	17.6%	9.9%	14.8%	NM
(1)Includes other non-operating (income) expense, net, which may be presented in separate line items on the unaudited Consolidated Statements of Income.

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Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Diluted EPS
Adjusted net income and adjusted diluted earnings per share is intended to provide investors and others with information about Carlisle's performance without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. This information differs from net income and diluted earnings per share determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's adjusted net income and adjusted diluted earnings per share follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
(in millions, except per share amounts)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)
Net income (GAAP)		$101.7	$1.96		$193.6	$3.66
Less: income (loss) from discontinued operations (GAAP)		2.1	0.04		(0.7)	(0.01)
Income from continuing operations (GAAP)		99.6	1.92		194.3	3.67
Exit and disposal, and facility rationalization costs	4.7	3.5	0.07	2.1	1.6	0.03
Inventory step-up amortization and transaction costs	1.6	1.2	0.02	—	—	—
Impairment charges	0.9	0.7	0.01	0.2	0.2	—
Losses from acquisitions and disposals	4.0	3.0	0.06	0.3	0.2	—
Losses from insurance	—	—	—	0.3	0.3	0.01
Gains from litigation	(0.1)	—	—	—	—	—
Acquisition-related amortization(3)	35.5	26.9	0.52	39.2	29.5	0.56
Discrete tax items(4)	—	(1.5)	(0.03)	—	(0.4)	(0.01)
Total adjustments		33.8	0.65		31.4	0.59
Adjusted net income		$133.4	$2.57		$225.7	$4.26
(1)The impact to net income reflects the tax effect of noted items, which is based on the statutory rate in the jurisdiction in which the expense or income is deductible or taxable.
(2)The per share impact of adjustments to each period is based on diluted shares outstanding using the two-class method.
(3)Acquisition-related amortization includes the amortization of customer relationships, technology, trade names and other intangible assets recorded in purchase accounting in connection with a business combination. These intangible assets contribute to revenue generation and the amortization of these assets will recur until such intangible assets are fully amortized.
(4)Discrete tax items include current period tax expense or benefit related to prior year items, the tax impact of foreign currency gains and losses, or changes in tax laws or rates.

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